Purchase Agreement
2011

Purchaser (Party A): Shandong Hua Wei Pharmaceutical Co., Ltd.
Supplier (Party B): Beijing Tong Ren Tang Technologies Co. Ltd. (Branch of New Products)

The two parties reached this Contract based on the principle of mutual cooperation, equality and mutual benefits through friendly negotiation, in accordance with the Contract Law of the People’s Republic of China and relevant laws and regulations.

Article 1: Party B confirms that Party A is the regional distributor of Party B’s products in 2011, distributing the products supplied by Party B in Shandong Province (the Gelatinum Asini products are excluded). The two parties have the purchase and sales relations within the fixed period, and they operate independently as well as assume the respective legal responsibilities.

Article 2: Conditions of distributors:
1.
The distributors operating the Chinese patent medicine shall possess Business License for Legal Person, Operation Permit for Pharmaceutical Products, Goods Supply Practice, Tax Registration Certificate and Organization Code Certificate;

2.	The distributors operating food and health food shall possess the Food Circulation Permit and Sanitation License;
3.	Possessing adequate medicine operation ability and operation scale, focusing on the business reputation and observing the market behaviors standard;
4.	Having complete channels in the specified region, having strong distribution ability and logistics delivery ability as well as good terminal network.

Article 3: Responsibility and obligations of Party A and Party B:
(1)	Responsibility and obligations of Party A:
1.	Seriously observing the market regulations and rules.
2.	The operation rate of Party A for Party B’s products shall achieve 80%.
3.	The retail market coverage rate for the category sold in distributor’s place shall achieve above 80%.
4.	Party A shall bring Party B’s category to hospitals in its locating city or region.
5.	Party A shall affirm the distributors in the third level counties and cities in its province, and the sales coverage rate of the retail terminals in distributor’s place shall achieve above 70%.
(2)	Responsibility and obligations of Party B:
1.	Party B shall provide the licenses and relevant procedures needed for the operation to Party A.
2.	Party B shall guarantee the normal supply and quality of the drugs, if the drugs have the quality problems, Party B shall return timely once being verified.

Article 4: Annual distribution index
1.
The total amount of the products of Party B sold by Party A during this year is RMB 5 million (tax included); the amount for the first quarter is of RMB____, for the second quarter is of RMB____, for the third quarter if of RMB____, for the fourth quarter is of RMB____. The agreement amount of the single category is of RMB____(tax included).

2.	The sales agreement index of this year shall not be lower than the index of last year.

Article 5: Way of ordering
Party A shall provide the copies of ID card of the salesman with the ordering right, certificates copies and authorized power of attorney of marketing personnel; the salesman of Party A shall make ordering to Party B by means of written ways (including ordering, letter, fax and telegraph, etc.)
The written ordering shall have the signature of authorized salesman or seal of Party A’s company, clarifying the category, specification, quantity, delivery period, delivery way and settlement way.

Article 6: Way of supply
Party B shall arrange the goods supply according to the annual and quarter plans submitted by Party A. If needed the adjustment, it shall notify Party A in advance of one month by written or oral forms. Once Party B delivers the goods to the warehouse of Party A, Party A shall not request changing or canceling the ordering.

Article 7: Quality standard: The products provided by Party B shall comply with the state pharmacopeia regulations or the standards issued by the relevant department.

Article 8: Packing standard: The packing for the goods provided by Party B shall adapt to the requirements of drugs quality, to facilitate the storage, transportation and usage.

Article 9: Way of delivery, way of transportation, place of delivery and assuming of transportation fees
1.
Goods delivering: Party B shall deliver the goods to Huawei Warehouse, Pharmaceutical Logistics Park, Zhuangjian Road, Weifang City of Party A within ____working days, and the transportation fees shall be assumed by Party B.

2.	Picking up the goods by Party A itself: Party A picks up the goods in from the warehouse of Party B, and Party A shall assume the transportation fees.
3.	If the delivery place of Party A is changed, it shall notify Party B in the written from.

Article 10: Price and deduction rate:
1.	The supply price of Party B’s products is_____according to the sales policy of 2011 of Party B.
2.	The single category and ordering products category are included in the Agreement.
3.	Party B has right to report the retail price and supply price commonly adjusted and approved by the prices management department.
4.	The sales price of Party A shall not be lower than the supply price provided by Party B to Party A (The supply price of single category and ordering products category are included in the Agreement) .
5.	Party A must maintain the products and enterprise image of Tong Ren Tang, and execute the sales price affirmed by the two parties.

6.
Party A shall not make dumping, underselling and cross-regional selling of Party B’s products, and provide the detailed information such as supply unit, supply deduction rate, supply price and date to Party B without conditions in each month/end of the quarter. If it violates the Article, Party B has right to terminate the agreement, and Party A shall assume the responsibility for breach of the contract.

Article 11: Ordering category and single category
1.
Party B shall guarantee the goods resource supply of the products during the agreement period, and Party B shall deliver the goods monthly; meantime, it shall also enhance the market supervision in accordance with the entire Lot. No. to deliver the goods or deliver the goods according to the Lot. No.;

2.
If Party B fails to guarantee the goods supply for the ordering category, which causes that Party A fails to fulfill the schedule agreed in the Agreement, Party B shall negotiate with Party A to adjust the agreement quantity in the written form;

3.	Party A shall introduce the categories as the main categories, and strengthen the promotion of OTC and medical market;
4.
Party A has the responsibility to supervise the market in this region, if it finds that other distributors have the low-price selling or cross-regional selling behaviors in this region, it shall collect the relevant information timely and notify to Party B in the written form;

5.	Party A and Party B shall commonly coordinate to make the second-time distribution for this category in the agreement region; Party B shall guarantee the smooth sales channel;
6.	Party B has responsibility to request for the product sales price of the second-class distributors, and that the retail price shall not be lower than the minimum price regulated in the Agreement.

Article 12: Brand protection:
1.	Party A shall maintain the brand and enterprise image of Tong Ren Tang; without the permission of Party B, Party A shall not make the propaganda in Party B’s name in any forms;
2.	Without the written permission of Party B, it shall not use the products sold by Party B in network marketing.

Article 13: Way of settlement: Party A shall settle the goods payment in the ways like cash, bank drafts, bank telegraphic transfer and cheque. The goods payment of Party A at the end of the year shall be make zero clearing. As for the way of telegraphic transfer, the payment date shall be the date that the payment transferring to the account of Party B (or the account appointed by Party B); as for the way of drafts, the payment date shall be the paying completion date.

Article 14: Limit of credit: According to the credit appraisal result of Party A made by Party B, the credit rating of Party A is determined as______; the limit of credit is RMB ______, which shall be make the zero clearing at the end of the quarter or end of the year according to the requirements of Party B.

Article 15: Sales awards:
1.	Party B’s products (including the single category) shall be supplied according to the sales policy of 2011, and Party A enjoys the sales discounts after completing the agreement.

2.
Party B shall make the quarter review and annual awards for Party A. Party A shall complete 50% of the quantities in this agreement within half a year, otherwise, Party B will deduct the year-end awards of Party A.

Article 16: Acceptance: Party A shall make the acceptance within 5 days after receiving the goods. If it finds that the quality category, specification, quantity and quality fail to meet the agreement regulations or the provisions of the two parties, it shall propose the objections before the acceptance period expires; meantime, Party A shall keep well the goods. Party B shall appoint the personnel to dispose within 3 days or the two parties shall negotiate to solve. If Party A fails to propose the objections during the acceptance period, which will be deemed as that the goods ownership has been transferred to Party A, and the goods shall not be returned owing to the reasons except for quality problems.

Article 17: Responsibility for breach of the Agreement
1.	If Party A fails to execute according to the clauses of the Agreement, Party B will cancel all the reward policies.
2.
If Party A fails to pay off the goods payment during the term agreed in this Agreement, for each overdue day Party A shall pay the liquidated damages to Party B of 5/10,000 of the defaulted goods payment. Other default behaviors of the two parties shall comply with the regulations of the Contract Law.

3.	If Party A violates the regulations of brand protection, Party B has right to investigate the legal responsibility.

Article 18: Penalties for breach of the agreement price and cross-regional sales:
1.
Party A shall seriously comply with the price agreed to sell the goods during the distribution process, and it shall not repay a debt or barter with Party B’s products, and take the guidance and supervision for the delivery price of the second class distributors in this region and the retail price of the terminal stores, otherwise, Party A will be deemed as breach of the Contract by Party B.

2.	Party A shall make sales according to the region regulated in the Agreement, if there are cross-regional behaviors, Party A will be deemed as breach of Contract of Party B.
3.
If the lower class distributors of Party A violate the agreement to sell the goods in a low price or have the cross-regional sales behaviors, and Party A fails to prevent timely, which will be deemed as breach of the Contract.

4.	Penalties for breach of the Contract
(1)
Party B proposes the warning to Party A and make national notification, and it shall make the fine with 2 to 5 times of total delivery amount of this lot of medicines, and Party B shall request Party A to adjust the price within the regulated period.

(2)
If Party A has the default behaviors again, except for the above penalties, Party B has right to cancel the distribution qualifications of the product for Party A, and will not pay any awards of this category.

Article 19: Disputes solution:
Any disputes aroused in this Agreement shall be submitted to the People’s Court located at Party B’s place.

Article 20: Valid period: This Agreement will take effect since January 1, 2011, with the valid period of one year. Since December 25 of last year, Party A’s ordering is adaptive to the regulations of this Agreement.

Article 21: The unsettled matters herein shall be negotiated to solve and signed the supplementary agreement. The supplementary agreement has the same legal effect with this Agreement.

Article 22: This Agreement has two originals, with Party A and Party B holding one respectively, and ____copy for the responsible department of the two parties.

Article 23: The addresses of the two parties listed in this Agreement will be deemed as the recipient addresses for receiving the notice. If one party changes the address, it shall notify the other party in the written form; otherwise, it shall assume the relevant responsibilities for failing to deliver the notice.

Party A: Shandong Hua Wei Pharmaceutical Co., Ltd.
Legal representative or authorized personnel (signature):
Address:
Post code:               Fax:       Tel:
Fax:
Bank of deposit and account No.:
Registration No. of tax payer:

Party B: Beijing Tong Ren Tang Technologies Co. Ltd.
Legal representative or authorized personnel (signature):
Address: No. 20 South 3rd Ring Road, Fengtai District, Beijing City
Post code: 100079
Cable address:                 Fax: 010-67654305              Tel:
Bank of deposit and account No.: Beijing Muxiyuan Branch of Bank of Communications  110060901018010019495
Telegraphic transfer:
Registration No. of Taxpayer: 110192722600841
Jan.1, 2011

Annual Sales Agreement of Ordering Catogery
0 Project Product name	Wholesale price (RMB)	Minimum sales price (RMB)	Actual selling pieces of 2010	Growth proportion of 2011	Sales target value pieces of 2011	Agreement amount (RMB 10,000)
Liuweidihuang Pill (120 pieces*10 bottles)	13.00/bottle	15.00	992		1100	2608320
Rendan (30 pieces*100 bags)	87.00/box	100.00	70		100	182700

Annual Sales Agreement of Single Category
Project Product name	Bill issuing deduction rate	Bottom Price deduction rate	Supply Bottom Price	Minimum sales price of first-class distributor	Minimum retail price of terminal distributor	Agreed quantity (box)	Agreed amount (RMB 10,000)

Total